MG European Equity Fund 10f3
Transactions Q1 2000


	Security Purchased    	Comparison Security   	Comparison Security
Issuer	Liberty Surf Group SA	Akamai Technologies	Stepstone ASA
Underwriters	Deutsche Bank AG London, Banque National de Paris, Credit Lyonnais, Merrill Lynch International, Societe Generale, HSBC Investment Bank plc

Morgan Stanley & Co. Inc.,

DLJ, Salomon Smith Barney,

Thomas Weisel Partners LLC,

Adams Harkness Hill, CSFB,

Dain Rauscher Wessels, First

Union Securities, Hambrecht &

Quist, Edward D. Jones & Co.,

Charles Schwab & Co., Soundview Technology Group Inc.

MSDW, Dresdner Kleinwort Benson, First Securities ASA, Flemings AROS, Orkla Securities
Years of continuous operation, including predecessors	> 3 Years	< 3 Years	> 3 Years
Security	LBY	AKAM	STP
Is the affiliate a manager or co-manager of offering?	Manager	no	no
Name of underwriter or dealer from which purchased	Merrill Lynch	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/16/00	11/3/99	2/29/00
Total amount of offering sold to QIBs	Euro 356,182,744	$ -	-
Total amount of any concurrent public offering	Euro 94,363,427	$ 234,000,000	NOK 1,728,000,000
Total	Euro 450,546,171	$ 234,000,000	NOK 1,728,000,000
Public offering price	Euro 41	$ 26.00	NOK 32.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or Commission	Euro 1.148 (2.8%)	$ 1.82 (7%)	NOK 1.92 (6%)
Shares purchased	29,170	n/a	n/a
Amount of purchase	Euro 1,195,970	n/a	n/a
% of offering purchased by fund	0.265%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total (must be less than 25%)	0.265%	n/a	n/a